Exhibit 4.4

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

TECHNEST HOLDINGS, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:.

SERIES A PREFERRED

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section (2)(a) of that Certificate of Designation filed with the Nevada Secretary of State on February 8, 2005, is hereby amended to read in its entirety as follows:

(a) CONVERSION RIGHT. At any time or times on or after the first date on which the Company's Certificate of Incorporation is validly amended such that the number of authorized shares of Common Stock (the “Authorized Common”) equals or exceeds the sum (the “Common Equivalents”) of (i) the number of issues and outstanding shares of Common Stock (Continued on attached page)

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

/s/ Gino M. Pereira
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After Revised: 3-6-09

ATTACHMENT TO AMENDMENT TO CERTIFICATE OF DESIGNATION AFTER ISSUANCE OF CLASS OR SERIES OF TECHNEST HOLDINGS, INC.
(SERIES A PREFERRED STOCK)

(Continued from first page)

plus (ii) the aggregate of the number of shares of Common Stock into which all issued and outstanding shares of any class of Company stock other than Common Stock are at any time convertible (the period of time beginning on the date referred to above and continuing for so long as the Authorized Common equals or exceeds the Common Equivalents shall be referred to herein as the “Conversion Period”) and continuing during the Conversion Period, any holder of Series A Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into 1,000,000 fully paid and nonassessable shares of Common Stock (“Conversion Amount”), subject to adjustment in accordance with Section 2(b).